Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ENTERS INTO DISTRIBUTION AGREEMENT FOR LEVOTHYROXINE

Philadelphia, PA — July 8, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced that it has entered into a future exclusive supply and distribution agreement for the approved Levothyroxine Sodium Tablets USP of Cediprof, Inc., a wholly owned subsidiary of privately held Neolpharma Pharmaceutical Group.

Under the agreement, Lannett will commence U.S. distribution of the product no later than August 1, 2022.  Lannett will make an upfront payment of $20 million within the next five business days and will receive a portion of the net profits once it commences distribution of the product.  The term of the agreement is 10 years, which begins upon commencement of distribution.  Other terms were not disclosed.

“The Levothyroxine product covered under the agreement includes all 12 currently marketed dosage strengths, is FDA approved and presently commercialized by another party,” said Tim Crew, chief executive officer of Lannett.  “We know well the market dynamics for Levothyroxine, and look forward to re-entering the space, especially with Cediprof’s high quality product.  Levothyroxine is one of the most widely prescribed drugs in the U.S. and continues to be a critically important medication for thyroid deficiency.”

About Neolpharma Pharmaceutical Group:

Neolpharma Pharmaceutical Group engages in the research, development, production and distribution of generic medicines in the following therapeutic areas: CNS, oncology, metabolic disease, rheumatology and infectious diseases.  Based in Ciudad de Mexico, Mexico, Neolpharma Group has affiliates and operations in Puerto Rico, the U.S. and Latino America.  For more information, visit the company’s website at www.neolpharma.com.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, the company successfully commercializing Levothyroxine Sodium Tablets, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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